Exhibit 99.1
NEWS RELEASE

Contacts:

William (B.J.) Lehmann, J.D. President and Chief Operating Officer Tel: (216) 431-9900 bjlehmann@athersys.com	Lisa M. Wilson In-Site Communications Tel: (917) 543-9932 insiteco@ix.netcom.com
ATHERSYS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS
Cleveland, OHIO, (November 14, 2007) — Athersys, Inc. (OTCBB: AHYS) today announced its financial results for the third quarter of 2007.
For the third quarter of 2007, the company reported revenues of $860,000 and a net loss of $4.4 million, principally associated with costs incurred in research and development and general and administrative costs associated with its operations. During the period, the company initiated its Phase I clinical trial for ATHX-105, the company’s oral selective 5HT2c receptor agonist for treating obesity. As of September 30, 2007, cash, cash equivalents and short-term investments totaled $55.3 million.
“As a newly public company, we are proud of our ongoing accomplishments,” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer. “In July, we initiated a Phase I clinical trial in the United Kingdom for ATHX-105, our lead obesity drug candidate, and anticipate the completion of this trial in the first quarter of next year. We also continue to make progress in advancing MultiStem®, our off-the-shelf cell therapy product being developed for multiple conditions, and expect to initiate clinical trials in the near term. Going forward, we expect to continue to make important investments to advance preclinical studies and clinical trials of our portfolio of product candidates.”
Research and development expenses increased to $4.2 million for the three months ended September 30, 2007 from $2.1 million in the comparable period in 2006, reflecting among other things the initiation of the Phase I trial for ATHX-105 and costs associated with the preparation for clinical trials evaluating the company’s MultiStem product candidate. General and administrative expenses increased to $2.1 million in the third quarter of 2007 from $763,000 in the comparable period in 2006 due principally to an increase in legal and professional fees and other expenses associated with the filing of the company’s registration statement, which was made effective on October 18, 2007, and other SEC filings. Interest income, which represents interest earned on Athersys’ cash and available-for-sale securities, increased to $724,000 for the three months ended

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September 30, 2007 from $26,000 for the comparable period in 2006 due to the increase in the company’s average cash balances.
Highlights during the 2007 third quarter included:
Initiation of ATHX-105 clinical trial
In July 2007, Athersys initiated a Phase I clinical trial in the United Kingdom for ATHX-105, the company’s oral, selective 5HT2c receptor agonist for treating obesity. The trial is designed to assess the short-term safety, tolerability, and pharmacokinetics of ATHX-105 and to establish dose ranges for evaluation of efficacy in subsequent clinical studies. The trial was initially designed to examine safety and tolerability of the drug in healthy male volunteers, but has recently been expanded to include female volunteers and patients up to the age of 65.
Registration Statement declared effective
On October 18, 2007, the Securities and Exchange Commission declared effective the company’s Registration Statement on Form S-3. The Registration Statement registers for resale 13,531,781 shares of the company’s common stock on behalf of certain securityholders, and 4,976,470 shares not yet outstanding that are issuable upon the exercise of warrants. The company will not receive any of the proceeds from the resale of these shares.
About Athersys, Inc.
Athersys is a biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The company’s lead product candidate, ATHX-105, is an oral, selective 5HT2c receptor agonist in Phase I clinical trials for the treatment of obesity. The company is developing other orally active pharmaceutical product candidates for the treatment of metabolic and central nervous system disorders, utilizing proprietary technologies, including Random Activation Of Gene Expression (RAGE). Athersys is also developing MultiStem®, a patented adult-derived, “off the shelf” stem cell product platform for multiple disease indications, including damage caused by myocardial infarction, bone marrow transplantation/oncology support, ischemic stroke and other indications.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, including the uncertainty regarding market acceptance of our

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product candidates and our ability to generate revenues. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: the possibility of delays in, adverse results of, and excessive costs of the development process; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
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